                                                                      EXHIBIT 10
[DELL LETTERHEAD]


                                 March 28, 1996


Mr. Richard N. Snyder
3800 Corum Circle
Austin, Texas  78746

Dear Dick:

         This letter agreement (this "Agreement") sets forth the mutual agreement of Dell Computer Corporation for itself and its subsidiaries (collectively referred to as the "Company" or "Dell") and yourself regarding your employment by and departure from employment with the Company.

         1. You and Dell agree that this Agreement is entered into in connection with the amicable termination of your employment by Dell, and that your employment will be terminated effective March 29, 1996 (the "Termination
Effective Date").     Dell will pay your health insurance and other present
benefits through the Termination Effective Date above. After the Termination Effective Date, you will be responsible for the payments to continue health insurance provided under Dell's group policy.

         2. You agree that you are not entitled to receive from Dell or from any of its officers, managers, directors, employees, agents, or representatives any form of consideration or the payment of any amount other than what is expressly set forth in this letter. You agree that you are not entitled to receive from Dell any payment or distribution of any other type (whether in cash or other property), except as expressly set forth in this Agreement. You further agree that as of the Termination Effective Date, you do not own and do not hold any vested and exercisable rights to purchase or otherwise acquire from the Company shares of the Company's common stock, par value $.01 per share (the "Common Stock") or any other securities. In connection with any transactions involving Dell's securities, you understand and agree that you are and will be subject to all the requirements of applicable laws, rules and regulations.

         3. You agree that in connection with your employment by the Company you received a grant of 220,000 shares of Common Stock (110,000 prior to the two-for-one split of the Common Stock in October 1995) (the "Restricted Stock") subject to certain vesting, transfer, and other restrictions more fully set forth in the

Mr. Richard N. Snyder
March 28, 1996
Page 2

agreements pursuant to which you received the Restricted Stock (the "Restricted Stock Agreements"). Under the Restricted Stock Agreements certain restrictions lapsed on February 27 and 28, 1996 with respect to a total of 46,142 shares of the Restricted Stock and you hereby acknowledge that certificates representing those shares have been delivered to you. You acknowledge and agree that, under the terms of the Restricted Stock Agreements, your ownership of, and any and all of the rights you may have or claim to the remaining 173,858 shares of Restricted Stock are forfeited as of the Termination Effective Date.

         4. Your vested balance in Dell's 401(k) Plan Trust and the Company's deferred compensation plan (if any) will be available for you to withdraw or roll over at the end of the month if your request is submitted to the plan administrator by the 25th of the month after the Termination Effective Date, subject to applicable laws and regulations. Any balance you may have in Dell's Employee Stock Purchase Plan will also be available for you to withdraw after the Termination Effective Date, in accordance with the provisions of the Plan.

         5. On the Termination Effective Date, you will resign from all positions as a corporate officer of Dell Computer Corporation and its subsidiaries and affiliates. You agree that upon reasonable request from the Company's General Counsel, you will separately confirm such resignations in writing. From and after the Termination Effective Date, you will have no duties, obligations or responsibilities to perform any work or services for or on behalf of the Company. You further agree that, except as otherwise requested or permitted by the Company, you will not return to the place of business where you were employed by the Company, you will not travel to or visit any of the Company's business locations, and you will not call or visit any of the Company's employees during working hours or in any way or at any time disrupt or undertake any activity that would have a tendency to disrupt the business endeavors of the Company or its employees. Upon the Company's prior request or permission, you may visit the Company for the purpose of establishing and maintaining a business relationship between your new employer,
or any person for whom you may be consulting, and the Company.   You will be
free to undertake other employment after the Termination Effective Date so long as your employment and services do not contravene any other provision of this Agreement.

         6. In addition, the Company will pay for all services provided to you by Price Waterhouse LLP in connection with the preparation of your 1995 personal income tax return in accordance with your present entitlements to such services.

         7. You agree that by execution of this Agreement you fully, finally, completely and generally release the Company and each of its officers, managers, directors, control persons, employees, agents and representatives,

Mr. Richard N. Snyder
March 28, 1996
Page 3


individually and separately, from any and all claims, actions, liabilities, obligations, demands, and/or causes of action, of whatever kind or character, whether known or unknown, arising from, relating to, or in any way connected with (i) any of the foregoing persons, (ii) your employment, resignation or termination of employment with the Company, (iii) your decision to move to or from or accept employment in Austin, Texas, (iv) your severance of employment with your former employer prior to accepting employment with the Company, and
(v) any act or omission that has occurred on or before the Termination Effective Date in connection with any activity related to any of the foregoing persons or to any activity, statements, controversy or dispute related to your employment, resignation or termination of employment with the Company. The foregoing release does not cover any claim, demand or cause of action you may have to the extent that it arises out of any breach or default by the Company under this Agreement or any other act or omission by the Company after the Termination Effective Date relating to your employment with the Company.

         8. The release set forth in Paragraph 7 above shall be construed as broadly as possible and shall include without limitation (1) any contractual or other claims of employment or payment you may have; (2) any claims, if any, arising out of or in connection with the initiation, termination or existence of your employment relationship with the Company or any service performed on behalf of the Company; (3) any claims regarding accrued vacation, bonuses or any other form of benefit attributable to the Company; and (4) any claims arising under the Federal Age Discrimination in Employment Act, the Civil Rights Act of 1964, as amended, or any other applicable federal, state or municipal statute, ordinance or regulation. You represent that you have not assigned to any other person any of the foregoing claims and that you have the full right to grant this release.

         9. The Company hereby fully, finally, completely and generally releases you from any and all claims, actions, demands and/or causes of action, of whatever kind or character, whether known or unknown, arising from, relating to, or in any way connected with any act or omission by you that has occurred before the Termination Effective Date in connection with your employment by the Company. The foregoing release does not cover any claim, demand or cause of action the Company may have to the extent that it arises out of any breach or default by you under this Agreement or any other act or omission by you after the Termination Effective Date relating to your employment with the Company.

         10. The release set forth in Paragraph 9 above shall be construed as broadly as possible and includes without limitation (1) any contractual claims the Company may have; (2) any claims arising out of the initiation or termination of your employment relationship with the Company; and (3) any claims arising out of any act, service or omission performed or not performed by you. The Company

Mr. Richard N. Snyder
March 28, 1996
Page 4


represents that it has not assigned to any other person the foregoing claims and causes of action and that it has the full right to grant the release set forth herein.

         11. You represent that, from and after the Termination Effective Date, you will not have in your possession any documents, correspondence, memoranda, or other tangible media which contain information of any kind relating to the Company or its business operations. You agree that you will not take any such documents and information from the control or premises of the Company and that if you should find yourself in possession of same you will return all of same to the Company immediately.

         12. You acknowledge that the Company conducts business in all fifty states of the United States and in numerous foreign nations including but not limited to the countries of the U.K., Ireland, France, Germany, Spain, Switzerland, Finland, Norway, Sweden, Canada, Mexico, Australia, Japan, Malaysia, Hong Kong, the Czech Republic and Poland. You further acknowledge and agree that in your position with the Company you have since February 1995 represented the Company as one of its most senior executives; that you have received from the Company unique and special knowledge and training which was not previously available to you before your employment with the Company; that the Company possesses and utilizes at the Termination Effective Date trade secrets not known or used by the Company's competitors, which trade secrets give the Company an advantage over its competitors; that during your employment with the Company you have received knowledge of and confidential information about the Company's trade secrets including but not limited to those relating to its production, research, marketing, service, support, pricing and sales practices and policies; that at the Termination Effective Date the Company's manufacturing, administrative and other premises are restricted by security procedures put in place by the Company and that Company-hired security guards are on duty at all times to monitor and protect the Company's premises and information; that it would take any person or entity a significant amount of time to enter any of the Company's markets and to achieve substantial commercial success in such markets because the necessary understanding of any technical data and information relating to such markets (and to their customers, pricing, product offerings and service delivery methods) would be difficult and costly to develop; that you were involved in organizing the Company's sales and marketing practices and had access to the Company's sale's data; and that unauthorized use by you of the knowledge, information, data and trade secrets of the Company described above would seriously damage the Company and hinder its ability to do business worldwide. The character of any knowledge or information as a trade secret will be determined from time to time according to the facts then prevailing and applicable law.

Mr. Richard N. Snyder
March 28, 1996
Page 5



         13. Non-Competition. You agree that, for the duration of the "Restriction Period" (which for purposes of this Agreement shall be defined to mean the period from the Termination Effective date, through and including March 29, 1997), without the prior written approval of the Company's Vice President of Human Resources, you will not manage, operate, join, control or participate in, directly or indirectly, consult on behalf of or for the benefit of, or derive any benefit whatsoever from or be an officer, director, employee, partner, agent or consultant of, any business or activity (a "Competitor") that sells personal computers, computer workstations or servers directly to the end user (the "PC Direct Channel"). You will not be in violation of this Paragraph 13 merely because you own publicly traded securities issued by a Competitor engaged in the PC Direct Channel as long as you own less than 5% of any class of securities then outstanding. Notwithstanding any other provision of this Paragraph 13 to the contrary, the restrictive covenant contained in this Paragraph 13 shall not prohibit you from obtaining employment with and being employed by, in whatever capacity, Hewlett-Packard Company or any of its wholly-owned subsidiaries, so long as you continue to comply with all of the provisions of this Agreement.

         14. You agree that the non-competition provision set forth in Paragraph 13 is ancillary to this Agreement, that this Agreement is an otherwise enforceable agreement, and that the non-competition provision is therefore ancillary to an otherwise enforceable agreement. You further agree that the non-competition provision contains reasonable limitations as to the time, geographical area and scope of activity for which you are to be restrained; that the limitations of this Agreement and your covenant not to compete with the Company do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; and that the primary purpose of this Agreement does not obligate you to render personal services to the Company.

         15. The 46,142 Restricted Shares described in Paragraph 3, and any amount received by you upon disposition of said shares, are subject to certain forfeiture and repayment conditions (the "Two Year Restriction") for a period of two years after your employment with the Company ends in accordance with the terms of the Restricted Share Agreements. As separate consideration for the non-competition provision set forth in Paragraph 13, the Company hereby waives the Two Year Restriction as to the 46,142 Restricted Shares that have been delivered to you.

         16. The Company agrees to pay you, within ten (10) days after the Termination Effective Date, a lump sum of $1,198,614.80. You agree that such consideration, as well as the other consideration and promises set forth in this Agreement, constitute full and adequate consideration to support this Agreement and each of its provisions. You and the Company hereby agree as follows:

Mr. Richard N. Snyder
March 28, 1996
Page 6




                 (a) Of such lump sum amount, the amount of $798,614.80 shall be considered as further and separate consideration for the non-competition provision set forth in Paragraph 13 and shall be subject to normal withholding.

                 (b) The remaining $400,000.00 of such lump sum amount shall be considered as further and separate consideration for your general release of the Company for any and all claims, actions, demands and/or causes of action arising prior to the Termination Effective Date and in connection with your employment with the Company or the termination of such employment (including any such claims, actions, demands or causes of action that may be based on, or arise out of, acts or omissions, or alleged acts or omissions, of the Company that may constitute, or be alleged to constitute, fraud, defamation or other tortious conduct), and the Company shall not withhold from such amount. You hereby agree to indemnify the Company for, and hold the Company harmless against, any and all losses, claims, damages, liabilities, costs or expenses (including attorney's fees), judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Company's failure to withhold from the amount described in this subparagraph (b).

         17. As further and separate consideration for the non-competition provision set forth in Paragraph 13, the Company agrees to pay you on or before April 5, 1997, a lump sum of $100,000, subject to normal withholding. You understand and agree that your right to this lump sum payment is conditioned upon your full and complete compliance with the remaining provisions of this Paragraph 17. No earlier than March 29, 1997, you will execute and deliver to the Company a sworn affidavit (the "Compliance Affidavit"), in the form attached hereto as Exhibit A. In the Compliance Affidavit, you will attest under oath that as of the date of the affidavit and at all times prior thereto, you are and have been in full and complete compliance with the terms of this Agreement. You will not be entitled to receive this lump sum payment unless and until you have executed and delivered a true and accurate Compliance Affidavit to the General Counsel of the Company in accordance with the terms set forth above.

         18. You and the Company both agree that the releases given in this Agreement will not be taken as admissions of liability with respect to any matter by you or by the Company. You and the Company further agree that no release contained herein shall be admissible in any judicial, administrative or other proceeding or cause of action as an admission of liability by you, by the Company or by any persons released by this Agreement.

Mr. Richard N. Snyder
March 28, 1996
Page 7



         19. You agree that you will not, for a period of two (2) years after the Termination Effective Date, alone or with others, directly or indirectly, solicit or recruit for your benefit, or for the benefit of any person or entity, the employment or other services of any person who is an employee of the Company or who within the six month period preceding such solicitation or recruitment has been an employee of the Company. You agree that you will not, during this two year period, cause or facilitate (by providing information or otherwise) the solicitation or the recruitment of such employment or other services by or for the benefit of any person or organization with which you may be associated.

         20. In addition to the other agreements contained herein, you agree that you will not use, publish, misappropriate or disclose in any manner, directly or indirectly, for yourself or for the benefit of any other person or entity, any Confidential and Proprietary Information. "Confidential and Proprietary Information" means, without limitation, any information that you have learned or originated during your employment with the Company, to the extent that such information is related to the products, marketing plans, sales plans, operating procedures, properties or financial condition, prospects or results of operations of the Company, which information is commercially valuable and is not publicly available to or readily ascertainable by third parties through proper means, and any information disclosed by third parties in confidence to the Company. Nothing in this Paragraph 20 shall prohibit you from accepting employment with, or being employed by, any company or other entity otherwise permissible under the terms of Paragraph 13 hereof, so long as you comply with the provisions of this Paragraph 20. Confidential and Proprietary Information specifically includes, without limitation, all such information of the kinds described in subparagraphs A through G below:

                 A. Manufacturing and research processes currently in use, planned or under development, including design rules, device characteristics, process flow and manufacturing capabilities and yields.

                 B. Computer product, process and device strategies in use, planned or under development, including device specifications, system architectures, logic designs, circuit implementations and long-range plans.

                 C. Software products in use, planned or under development, including operating system adaptations or enhancements, language compilers, interpreters and translators, system design and evaluation tools, and application and diagnostic programs.

Mr. Richard N. Snyder
March 28, 1996
Page 8



                 D. Information relating to Company employees; actual and anticipated relationships between the Company and other companies or persons; sales levels, profit levels, pricing and other unpublished financial data; and budget, staffing compensation, equipment and related plans.

                 E. Information relating to the Company's customer, supplier and vendor relationships including performance requirements, development and delivery schedules, device and product pricing and quantities, and other information communicated to the Company by its customers, suppliers and vendors.

                 F. Information relating to the compensation, skill and work of the Company's employees.

                 G. Any Intellectual Property defined below and any copyrightable works described below, except as publicly disclosed in patents and other publicly available documents.

         21. You agree that all discoveries, ideas, improvements or inventions you have created, conceived, developed or discovered, alone or with others, during your employment with the Company which relate to the Company's business or which result from the use of the Company's equipment, supplies, facilities or information, and which are protectable under applicable patent or copyright laws (collectively, the "Intellectual Property"), in whatever form, is the Company's sole and exclusive property. You hereby assign to the Company all of your rights in any Intellectual Property. You agree that you will assist the Company at the Company's expense in all ways in the future, including giving evidence and executing any documents deemed helpful or necessary by the Company, to establish, perfect and register worldwide, at the Company's expense, the Company's title and exclusive ownership in the Intellectual Property. You agree that you will not do anything in conflict with the Company's rights in the Intellectual Property and that you will cooperate fully to protect the Intellectual Property against misappropriation or infringement.

         22. You agree that the Company is the copyright owner in all copyrightable works of every kind and description created or developed by you, solely or jointly with others, during the time of your employment with the Company. If so requested at any time, and for no additional considerations, you will execute in writing any acknowledgments or assignments or copyright ownership of such works as may be appropriate in the opinion of the Company for preservation of the worldwide ownership in the Company of such copyrights.

Mr. Richard N. Snyder
March 28, 1996
Page 9


         23. You agree that your obligations pursuant to Paragraphs 20 and 21 with respect to the Intellectual Property will survive the satisfaction or completion of any other term of this Agreement and will continue for the duration of the Restriction Period as to Paragraph 20 and in perpetuity as to Paragraph 21 except as otherwise specified herein.

         24. You acknowledge that your breach of any of the non-competition, non-solicitation, non-disclosure or non-use provisions set forth above will cause irreparable harm to the Company for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. You therefore agree that in the event of your breach of any such provision, in addition to and without having to prove the inadequacy of other remedies at law, the Company shall be entitled to receive specific performance by you of any such provision that you have breached, and the Company will furthermore be entitled to the issuance of a court order directing full and immediate injunctive relief against you without the Company being required to post any bond or other security therefore. However, the provisions of this Paragraph should not be interpreted in any way as a limitation on the Company's right to obtain money damages against you in the event of a breach of any of the provisions set forth above.

         25. You and the Company agree to maintain in confidence the terms of this Agreement and not to disclose the Agreement publicly or to third parties except as may be required in compliance with the requirements of applicable law. You and the Company further agree that after the Termination Effective Date, except as provided in the next sentences, neither you nor any representative of the Company will make further comment, on or off the record, for attribution or otherwise with regard to the circumstances of your departure except as authorized in writing in advance by the party about whom the comment is made. In addition, you will make no comment, on or off the record, for attribution or otherwise, during the Restriction period, about your employment with the Company, or about the Company or an aspect of its business or operations, without the express prior written agreement of the Company, except as you may be required to do under oath in response to a subpoena. You agree that in the event you breach this covenant of confidentiality and the Company is damaged as a result of such breach, you shall be personally liable for all damages arising from such breach, including reasonable attorneys' fees and costs incurred by the Company in pursuing such claim against you; and the Company agrees that in the event it breaches this covenant of confidentiality and you are damaged as a result of such breach, the Company shall be liable for all damages arising from such breach, including reasonable attorney's fees and costs incurred by you in pursuing such claim against the Company.

Mr. Richard N. Snyder
March 28, 1996
Page 10



         26. This Agreement shall be interpreted in all respects by the internal laws of the State of Texas, excluding its choice of law rules, and the venue (location of any lawsuit) shall be solely in Travis County, Texas.

         27. You are advised to consult with an attorney before executing this Agreement. By your signature below, you acknowledge that you have had a sufficient opportunity to thoroughly discuss the implications of this Agreement with independent advisors of your choice prior to execution. In signing this Agreement, you agree that you have not been induced to execute this Agreement by any representations or agreements made by any person other than what is expressly set forth in this Agreement. You also agree that you understand this Agreement in full and sign it voluntarily with full knowledge of its contents. You acknowledge that this Agreement was written in a manner that you were able to and did understand.

         28. If Agreement accurately sets forth your agreement with the Company with respect to matters arising in connection with your employment and any other agreement between you and the Company, please signify by your execution of this letter where indicated below and return it to the Company by close of business on March 29, 1996. "Execution" of the Agreement means that you will sign it in the presence of a notary public. You hereby acknowledge that you have had a period of at least 21 days within which to consider this agreement and discuss it with your attorney, the original version of this Agreement having been submitted to you and your attorney on February 29, 1996. You have a period of seven (7) days following your execution of this Agreement within which to revoke it. This Agreement shall not become effective or enforceable until the revocation period has expired. If you choose to revoke this Agreement, all payments and benefits to you will immediately cease. If you do not revoke the Agreement within seven (7) days from the date you sign it, its provisions become final. If you decide to revoke this Agreement, please contact the Company's General Counsel within seven (7) days from the date you signed the Agreement. If Dell has not received an executed copy of this letter, signed by you and notarized on or before close of business on March 29, 1996, this offer will automatically terminate and expire without further notice from Dell.

         29. This Agreement constitutes the entire agreement of the parties and supersedes all prior oral and/or written agreements with Dell concerning the subject matter hereof or concerning your employment with Dell. This Agreement may not be modified except by a written agreement with Dell executed by you and an authorized officer of Dell.

         30. This Agreement is binding upon and shall inure to the benefit of the parties and their respective heirs, representatives and assigns.

Mr. Richard N. Snyder
March 28, 1996
Page 11



         If this letter accurately sets forth your agreement with respect to the matters set forth herein, please so signify by signing this letter where indicated below and then delivering to the Company your executed original of this Agreement.

                           (SIGNATURE PAGES ATTACHED)

Mr. Richard N. Snyder
March 28, 1996
Page 12



                                             DELL COMPUTER CORPORATION


Date:    March 28, 1996                      By:   /s/ THOMAS B. GREEN
      -------------------                        -------------------------------
                                                       Thomas B. Green,
                                                       General Counsel

Sworn to and subscribed before me
on March 28, 1996


/s/ STEPHANIE J. SALMON
- ---------------------------------                  [SEAL]
Notary Public, State of Texas


         I have carefully read the foregoing Agreement. On behalf of myself, my executor, heirs, successors and assigns, I agree to all of its terms, and to be bound by all of its terms. I acknowledge receipt of a copy of it and the sufficiency of the consideration and payments recited by it.


Date:    March 29, 1996                          /s/ RICHARD N. SNYDER
      -------------------                        -------------------------------
                                                 Richard N. Snyder

Sworn to and subscribed before me
on March 29, 1996.


/s/ REBECCA C. SCOGGIN
- ---------------------------------                  [SEAL]
Notary Public, State of Texas

Mr. Richard N. Snyder
March 28, 1996
Page 13



         As the spouse of Richard N. Snyder, I have carefully read the foregoing Agreement. On behalf of myself, my executor, heirs, successors and assigns, I agree to all of its terms, and to be bound by all of its terms, and I understand that the term "you" as used in the letter shall also be deemed to include me. I acknowledge receipt of a copy of it and the sufficiency of the consideration and payments recited in it.




Date:    March 29, 1996                            /s/ CANDICE D. SNYDER
      -------------------                        -------------------------------
                                                    Candice Snyder

Sworn to and subscribed before me
on March 29, 1996.


/s/ REBECCA C. SCOGGIN
- ---------------------------------                  [SEAL]
Notary Public, State of Texas

                                   EXHIBIT A
                              COMPLIANCE AFFIDAVIT


STATE OF
        ------------

COUNTY OF
         -----------


         I, RICHARD N. SNYDER, residing at 3800 Corum Circle, Austin, Texas 78746, being duly sworn, declare under oath that the following statements are true and correct:

         1. I am providing this Compliance Affidavit to and for the benefit of Dell Computer Corporation and its subsidiaries and affiliates (collectively, the "Company") pursuant to that certain letter agreement (the "Agreement") between the Company and me dated March 28, 1996, regarding matters relating to my employment with the Company and termination thereof.

         2. I hereby certify, declare and attest under oath that as of the date of this Compliance Affidavit and at all times prior to the date hereof, I am and have been in full and complete compliance with the terms of the Agreement, including without limitation, the non-competition, non-solicitation, non-disclosure and non-use provisions contained in the Agreement, and I acknowledge and reaffirm all of my obligations as set forth in the Agreement.


                                             ----------------------------------
                                             RICHARD N. SNYDER, Affiant

SUBSCRIBED AND SWORN TO before me on the    day of                    199      .
                                        ----      --------------------   ------


                                             ----------------------------------
                                             Notary Public -- State of

My Commission Expires:


- ----------------------------
                                             -----------------------------------
                                             Printed Name of Notary Public